Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Third Quarter 2014 Financial Results

San Diego, November 6, 2014 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim® Insulin Pump, today reported its financial results for the quarter ended September 30, 2014.

In comparing the third quarter of 2014 to the same period of 2013:

•	Sales grew 74 percent to $13.5 million from $7.8 million
•	t:slim Pump shipments grew 59 percent to 2,935 pumps from 1,851 pumps

In comparing the nine months ended September 30, 2014 to the same period of 2013:

•	Sales grew 70 percent to $31.8 million from $18.8 million, which included $1.9 million of t:slim Pump sales recognized in the first quarter of 2013 that were shipped in the fourth quarter of 2012
•	t:slim Pump shipments grew 70 percent to 6,893 pumps from 4,066 pumps

“Our strong growth continued in the third quarter, as more people than ever before chose the t:slim Pump for their insulin therapy management,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care. “We also made significant R&D progress over the past several months, highlighted by the recent 510(k) submission of our t:flex™ Insulin Pump.  Together with our PMA application for the t:slim G4™ Insulin Pump, we now have two new products under FDA review that have the potential to expand our product portfolio and further serve the needs of the diabetes community.”

Gross margin was 33 percent for both the quarter ended September 30, 2014 and the same period of 2013.

For the third quarter of 2014, operating expenses totaled $23.4 million compared to $14.7 million for the same period of 2013.  The increase in operating expenses is primarily associated with the expansion of commercial operations and non-cash, stock-based compensation.

Operating loss for the third quarter of 2014 was $19.0 million, compared to $12.1 million for the same period of 2013.  This included non-cash, stock-based compensation of $3.7 million for the quarter ended September 30, 2014 compared to $1.0 million for the comparable period of 2013.

As of September 30, 2014, the Company had $81.9 million in cash, cash equivalents and short-term investments.

For the year ending December 31, 2014, the Company is updating its guidance as follows:

•	Sales are estimated to be in the range of $48.0 million to $50.0 million, and
•	Operating margin is estimated to be in the range of negative 150 percent to 160 percent, which includes approximately $15.0 million to $16.0 million in non-cash, stock-based compensation expense.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 11:00am Eastern Time (8:00am Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "15463574".

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with insulin-dependent diabetes. The Company manufactures and sells the t:slim Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the first and only insulin pump with a high resolution, color touch screen. Tandem is based in San Diego, California.

t:slim and Tandem Diabetes Care are registered trademarks, and t:flex and t:slim G4 are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at www.linkedin.com/in/TandemDiabetes

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, the Company’s ability to further drive adoption of the t:slim® Insulin Pump in the insulin dependent diabetes market, and the Company’s ability to gain FDA approval and commercially launch both the t:flex Insulin Pump and t:slim G4 Insulin Delivery System. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$79,877	$129,480
Restricted cash	2,000	2,050
Accounts receivable, net	5,843	5,299
Inventory	11,892	10,330
Other current assets	1,438	1,830
Total current assets	101,050	148,989

Property and equipment, net	12,345	9,886
Other long term assets	3,170	3,340
Total assets	$116,565	$162,215
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$12,605	$10,102
Deferred revenue	638	411
Other current liabilities	2,413	4,086
Total current liabilities	15,656	14,599

Notes payable—long-term	29,416	29,397
Other long-term liabilities	4,010	2,682
Total liabilities	49,082	46,678

Total stockholders’ equity	67,483	115,537
Total liabilities and stockholders’ equity	$116,565	$162,215

TANDEM DIABETES CARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands – except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Sales	$13,514	$7,776	$31,834	$18,762
Cost of sales	9,117	5,243	23,121	13,783
Gross profit	4,397	2,533	8,713	4,979

Operating expenses:
Selling, general and administrative	18,895	12,009	55,004	30,217
Research and development	4,508	2,652	11,870	7,733
Total operating expenses	23,403	14,661	66,874	37,950
Operating loss	(19,006)	(12,128)	(58,161)	(32,971)

Other income (expense), net
Other expense, net	(893)	(1,206)	(2,897)	(3,542)
Change in fair value of stock warrants	—	273	—	(3,012)
Total other expense, net	(893)	(933)	(2,897)	(6,554)
Net loss	$(19,899)	$(13,061)	$(61,058)	$(39,525)

Net loss per share, basic and diluted	$(0.85)	$(60.96)	$(2.64)	$(187.33)

Weighted average shares used to compute basic and diluted net loss per share	23,472	214	23,171	211

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com